Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended June 2021 vs. 2020	Year-To-Date June 2021 vs. 2020

Retail Sales	7¢	5¢

Retail Revenue Impacts	7	9

Weather	1	8

Wholesale & Other Operating Revenues	4	8

Non-Fuel O&M	(11)	(11)

Depreciation and Amortization, Interest Expense, Other	1	4

Total Traditional Electric Operating Companies	9¢	23¢

Southern Power	(3)	2

Southern Company Gas	1	3

Parent and Other	(1)	(1)

Increase in Shares	—	(1)

Total Change in EPS (Excluding Items)	6¢	26¢

Estimated Loss on Plants Under Construction[1]	(21)	(24)

Acquisition and Disposition Impacts[2]	—	(2)

Wholesale Gas Services[3]	(9)	1

Asset Impairments[4]	1	1

Total Change in EPS (As Reported)	(23)¢	2¢
- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis

Notes
(1)Earnings for the three months ended June 30, 2021 include a charge of $460 million pre tax ($343 million after tax), earnings for the six months ended June 30, 2021 include charges totaling $508 million pre tax ($379 million after tax), and earnings for the three and six months ended June 30, 2020 include a charge of $149 million pre tax ($111 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and six months ended June 30, 2021 and 2020 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, totaling $10 million to $20 million annually through 2025.
(2)Earnings for the six months ended June 30, 2020 primarily include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Further impacts may be recorded in future periods in connection with acquisition and disposition activity.
(3)Earnings for the three and six months ended June 30, 2021 and 2020 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments. This business was sold on July 1, 2021.
(4) Earnings for the three and six months ended June 30, 2021 includes pre-tax impairment charges of $82 million ($58 million after tax) related to Southern Company Gas' investment in the PennEast Pipeline project and $7 million ($6 million after tax) related to a leveraged lease investment. Earnings for the three and six months ended June 30, 2020 include a pre-tax impairment charge of $154 million ($74 million after tax) related to another leveraged lease investment. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.